Exhibit 99.1

News Release

Contacts:    Media:                        Investor Relations:
David Bruce                         Bob Brunn
(305) 500-4999                    (305) 500-4210

Ryder Appoints Frank Mullen Vice President and Controller

MIAMI, September 18, 2017 - Ryder System, Inc. (NYSE: R), a leader in commercial fleet management, dedicated transportation, and supply chain solutions, today announced the appointment of Frank Mullen to the position of Vice President and Controller. In this position, Mr. Mullen reports directly to Ryder Executive Vice President and Chief Financial Officer Art A. Garcia and will serve as Ryder’s principal accounting officer, responsible for corporate accounting and planning, internal and external financial reporting, vehicle administration, as well as accounting for insurance, benefits, payroll, and sales tax.

“Frank brings over 25 years of finance and accounting experience and the ability to lead and motivate large global teams to this important role,” said Executive Vice President and Chief Financial Officer, Art Garcia.

Mr. Mullen joins Ryder from Global Eagle Entertainment where he served as Senior Vice President and Chief Accounting Officer. Prior to that role, Mr. Mullen held the position of Vice President and Controller at Pinnacle Foods Inc. Prior to his role at Pinnacle Foods, Mr. Mullen spent over 15 years with Aramark where he held positions of increasing responsibility in the areas of accounting and finance. Mr. Mullen began his career in the audit and assurance practice of Arthur Andersen LLP. He holds a bachelor’s degree in accounting from Villanova University and is a Certified Public Accountant.

About Ryder
Ryder is a FORTUNE 500® commercial fleet management, dedicated transportation, and supply chain solutions company. Ryder’s stock (NYSE:R) is a component of the Dow Jones Transportation Average and the S&P MidCap 400® index. Ryder has been named among FORTUNE’s World’s Most Admired Companies, and has been recognized for its industry-leading practices in third-party logistics, environmentally-friendly fleet and supply chain solutions, and world-class safety and security programs. The Company is a proud member of the American Red Cross Disaster Responder Program, supporting national and local disaster preparedness and response efforts. For more information, visit www.ryder.com, and follow us on our Online Newsroom and social media pages: Facebook, LinkedIn, Twitter, Instagram, and YouTube.

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Note Regarding Forward-Looking Statements: Certain statements and information included in this news release are "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current plans and expectations and are subject to risks, uncertainties and assumptions. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties that could cause actual results and events to differ materially from those in the forward-looking statements including those risks set forth in our periodic filings with the Securities and Exchange Commission. New risks emerge from time to time. It is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
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